Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employment Inducement Awards, granted by Nivalis Therapeutics, Inc. of our report dated March 8, 2016, with respect to the financial statements of Nivalis Therapeutics, Inc. included in its Annual Report on Form 10-K , filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
May 6, 2016